Fourth Amendment to Employment Agreement of Robert L. Belk

This agreement, effective upon your signature below, will serve to amend your Employment Agreement of May 1, 2000 as amended on December 1, 2004, March 10, 2006 and December 31, 2006, (the agreement as amended, “Employment Agreement”) by and between you and The Shaw Group Inc.

1.	Term. Pursuant to Paragraph 2 of the Employment Agreement, Company and Employee hereby agree that the Term shall become fixed as of December 31, 2007 (the “Fixed Term Date”) and the Employment Agreement shall expire on December 31, 2010. “Remaining Term” shall be defined as the term remaining between the effective date of this amendment and December 31, 2010.

2.	Employee’s Duties. Paragraph 3 of the Employment Agreement is amended by deleting the current text of Paragraph 3 and replacing it with the following:

During the Term of this Agreement, Employee shall serve as the Executive Vice President of the Company, with such duties and responsibilities consistent with the customary duties of the office of Executive Vice President including serving as executive sponsor of major client relationships, banking and investor relations, community and governmental relations, and other such duties, all as are reasonably and in good faith mutually agreed between Company and Employee.

Employee agrees to devote his attention and time during normal business hours to the business and affairs of the Company and to use reasonable best efforts to perform faithfully and efficiently his duties and responsibilities. Employee shall not, either directly or indirectly, enter into any business or employment with or for any person, firm, association or corporation other than the Company during the Term of this Agreement; provided, however, that Employee shall not be prohibited from making financial investments in any other company or business or from serving on the board of directors of any other company. Employee shall at all times observe and comply with all lawful directions and instructions of the Board.

3.	Base Compensation. Paragraph 4 of the Employment Agreement is amended as follows:

i.	“Base Compensation” is hereby defined as the sum of $500,000 per annum.

ii.	The following additional language shall be added:

4(b). Employee will be eligible to participate in Company’s annual management incentive plan as established by the Board as may be amended from time to time, with a minimum bonus of 20% of Employee’s Base Compensation.

4.	Additional Benefits. Section 5(c) is hereby deleted, and replaced with the following language:

Vacation. Employee shall be entitled to five (5) weeks of vacation per year, without any loss of compensation or benefits. Employee shall be entitled to carry forward any unused vacation time. Company and Employee agree that as of 12/31/06, Employee has 360 hours of unused vacation, and any such unused vacation carried forward may be taken in any year, in addition to any vacation accumulated in such year, so long as such vacation time does not unreasonably interfere with Employee’s performance of his duties.

5.	Resignation for Good Reason. Paragraph 7(e)(2) is hereby amended by deleting current text and replacing with the following: the assignment to the Employee of duties inconsistent with the office of Executive Vice President.

6.	Notwithstanding anything herein to the contrary, all other provisions of the Employment Agreement remain unchanged.

Effective this      6th     day of July, 2007

Employee	The Shaw Group Inc.
/s/ Robert L. Belk	/s/ Gary P. Graphia
Robert L. Belk	By: Gary P. Graphia Its: Executive Vice President